Appendix B
PENNS WOODS BANCORP, INC.
2020 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
1. Purpose. The purpose of the Penns Woods Bancorp, Inc. 2020 Non-Employee Director Compensation Plan (the “Plan”) is to advance the interests of Penns Woods Bancorp, Inc. (the “Corporation”) by aligning the interests of the Corporation and its shareholders with (i) members of the board of directors of the Corporation (the “Board”) who are not employees of the Corporation or any Subsidiary (as defined in Section 3(c)) or (ii) members of the board of directors of any Subsidiary designated by resolution of the Board to participate in this Plan who are not employees of the Corporation or any Subsidiary (collectively, the “Non-Employee Directors”). Accordingly, the Plan (i) requires Non-Employee Directors to receive a material portion of the annually established compensation in shares of the Corporation’s common stock, $5.55 par value per share (the “Common Stock”), in lieu of cash, and (ii) permits such Non-Employee Directors to elect to receive more than the required minimum amount of their annually established compensation in shares of Common Stock. Common Stock issuable under the Plan may be either authorized but unissued shares, treasury shares, or shares purchased in the open market.
2. Administration. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may delegate to other officers or employees of the Corporation its duties for the day-to-day administration of the Plan. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.
3. Participation; Annual Non‑Employee Director Compensation; Certain Definitions.
(a) Each Non-Employee Director shall participate in the Plan. The Committee shall annually establish a dollar amount of annual compensation (the “Annual Compensation”), based on the Compensation Factors (as defined in Section 3(d)), payable for services to be performed by the Non-Employee Directors, which fees shall be payable quarterly in cash or shares of Common Stock, as follows: (i) the portion of a Non‑Employee Director’s Annual Compensation for any quarter that is payable in shares of Common Stock, if any, shall be determined by dividing (A) the product of (x) the portion of the Non‑Employee Director’s Annual Compensation for such quarter multiplied by (y) the Stock Component Percentage (as defined in Section 3(e)), by (B) the Common Stock Market Value (as defined in Section 3(f)) as of the close of business on the date that the quarterly installment of the Annual Compensation is payable; and (ii) the balance, if any, of a Non‑Employee Director’s Annual Compensation for any corresponding calendar quarter shall be payable in cash. For purposes of clarification, Annual Compensation is determined by the Board annually prior to May 1 of each year, and is payable for each of the next succeeding four (4) quarters commencing May 1.
(b) Each Non-Employee Director shall designate in writing within sixty (60) days of the adoption of the Plan, and thereafter annually prior to the start of a calendar year to which the Annual Compensation relates (or in the event a Non-Employee Director commences participation during the calendar year, such designation shall be made within thirty (30) days following the date he or she commenced participation), a percentage of Annual Compensation (which shall not be less than the Stock Component Percentage for such year) payable in shares of Common Stock (which percentage can be up to one hundred percent (100%) of Annual Compensation payable for any calendar year). Any such designation by a Non-Employee Director shall remain in place through the end of the calendar year for which such Annual Compensation relates; provided, however, that, subject to approval by the Committee, a Non-Employee Director may amend such designation once during any of the first three quarters of such calendar year (with such amended designation effective as of the first day of the next following calendar quarter and remaining in effect for the remainder of the calendar year) by filing an amended designation with the Committee. In the event that a Non-Employee Director fails to make a designation for any calendar year, the last previous designation made by the Non-Employee Director shall be deemed to be the designation for such year.
(c) For purposes of the Plan, “Subsidiary” means any corporation, joint venture or other business entity of which (i), if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more Subsidiaries of the Corporation or a combination thereof or (ii), if a joint venture or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more Subsidiaries of the Corporation or a combination thereof.
(d) For purposes of the Plan, “Compensation Factors” shall mean the dollar value ascribed by the Committee or the Board for the following services:
(i) the quarterly retainer for the Non-Employee Director serving as chairman of the Board or chairman of the board of directors of any Subsidiary;

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(ii) the quarterly committee chair retainer, if applicable, for each Non-Employee Director serving as chair of a committee of the Board or chair of a committee of the board of directors of any Subsidiary; and
(iii) the quarterly retainer for each Non-Employee Director.
(e) For purposes of the Plan, “Stock Component Percentage” means the percentage of Annual Compensation payable in shares of Common Stock as established by the Committee prior to the commencement of the year to which such Annual Compensation relates. The Stock Component Percentage shall initially be set at fifty percent (50%). Each Non-Employee Director may elect to receive a greater percentage of Annual Compensation in shares of Common Stock than the Stock Component Percentage established by the Committee by specifying such larger percentage expressed as a decimal as provided in Section 3(b).
(f) For purposes of the Plan, “Common Stock Market Value” shall mean, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Common Stock Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as publicly reported. In the absence of an established market for the Common Stock, the Common Stock Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.
(g) Notwithstanding the foregoing: (i) a Non-Employee Director who is a director of the Corporation (whether or not such Non-Employee Directors is also a director of a Subsidiary) and who beneficially owns at least twenty thousand (20,000) shares of Common Stock shall not be required to receive any portion of such Non-Employee Director’s Annual Compensation in the form of Common Stock and may designate, for any year in which such level of beneficial ownership applies, a percentage of Annual Compensation payable in shares of Common Stock that is less than the Stock Component Percentage for such year; (ii) a Non‑Employee Director who is a director of a Subsidiary but not a director of the Corporation and who beneficially owns ten thousand (10,000) shares of Common Stock shall not be required to receive any portion of such Non-Employee Director’s Annual Compensation in the form of Common Stock and may designate, for any year in which such level of beneficial ownership applies, a percentage of Annual Compensation payable in shares of Common Stock that is less than the Stock Component Percentage for such year; and (iii) a Non‑Employee Director who is a director of both the Corporation and a Subsidiary and who beneficially owns more than ten thousand (10,000) but less than twenty thousand (20,000) shares of Common Stock shall be required to receive a portion of such Non-Employee Director’s Annual Compensation relating to service on the Board (but not any portion of Annual Compensation relating to service on the board of directors of the Subsidiary) in the form of Common Stock as provided herein until such Non-Employee Director beneficially owns twenty thousand (20,000) shares of Common Stock.
4. Payment of Non-Employee Director Compensation. There shall be issued to each Non-Employee Director within thirty (30) days following the end of each calendar quarter, the number of shares of Common Stock, if any, determined by dividing (A) the product of (x) the portion of the Non-Employee Director’s Annual Compensation payable for the immediately preceding quarter multiplied by (y) the Stock Component Percentage (as defined in Section 3(e)), by (B) the Common Stock Market Value (as defined in Section 3(f)) as of the close of business on the date that the quarterly portion of the Annual Compensation is payable. To the extent that the application of the foregoing calculation would result in fractional shares being issued for any quarter, cash (in an amount equal to the fractional share otherwise payable multiplied by the Common Stock Market Value) will be paid to the Non-Employee Director in lieu of such fractional share at such time. A cash payment shall be made to each Non-Employee Director within thirty (30) days following the end of each calendar quarter in an amount equal to the portion of the Non-Employee Director’s Annual Compensation that is not paid in shares of Common Stock for such calendar quarter.
5. Restrictions on Transfer. Shares issued to a Non‑Employee Director under the Plan may not be sold, assigned, pledged, or otherwise transferred for a period ending three (3) years from the date the shares were issued to the Non‑Employee Director under Section 4.
6. Number of Shares of Common Stock Issuable Under the Plan. The maximum number of shares of Common Stock that may be issued under the Plan shall be one hundred thousand (100,000); provided, however, that if the Corporation shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges of such shares by means of a payment of a stock dividend or any other distribution upon such shares payable in Common Stock, or through a stock split, reverse stock split, subdivision, consolidation, combination, reclassification or recapitalization involving Common Stock, then the numbers, rights and privileges of the shares issuable under the Plan, including the maximum number of shares that may be issued under the Plan, or any other number of shares referred to in the Plan shall be appropriately increased, decreased or changed in like manner.
7. Miscellaneous Provisions.
(a) Neither the Plan nor any action taken hereunder shall be construed as giving any Non‑Employee Director any right to be nominated or elected as a director of the Corporation or any Subsidiary, or to continue to serve in any such capacity.

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(b) A participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.
(c) The amounts to be paid to Non-Employee Directors under the Plan are unfunded obligations of the Corporation. The Corporation is not required to segregate any monies or other assets from its general funds with respect to these obligations. Non-Employee Directors shall not have any preference or security interest in any assets of the Corporation other than as general unsecured creditors.
(d) The Plan shall be binding on the Corporation and its successors and assigns.
(e) By accepting any Common Stock hereunder or other benefit under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Corporation, the Board, the Committee, a Subsidiary, or the board of directors or any committee of any Subsidiary.
(f) The obligations of the Corporation with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. The provisions of this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.
(g) The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Corporation makes no representation or covenants that any compensation paid or awarded under the Plan will comply with Section 409A.
(h) Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the singular shall also include within its meaning the plural, where appropriate, and vice versa.
(i) The Corporation may place a legend on certificates for shares of Common Stock issued under the Plan, or appropriate stop orders on the Corporation’s books and records, relating to applicable securities laws or any other applicable restrictions on transfer, including restrictions imposed by Section 5.
8. Amendment. The Plan may be amended at any time and from time to time by resolution of the Board in any manner as the Board shall deem advisable. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any shares of Common Stock issued prior to the amendment without such participant’s written consent.
9. Termination. This Plan shall terminate upon the earlier of the following dates or events to occur:
(a) the date of adoption of a resolution of the Board terminating the Plan; or
(b) the date on which no additional shares are available for issuance under the Plan; or
(c) the date that is ten (10) years from the Effective Date of the Plan as set forth in Section 10.
No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person without his or her consent with respect to any shares of Common Stock theretofore earned and issuable under the Plan.
10. Effective Date. The Plan shall be effective as May 1, 2020, subject to shareholder approval of the Plan at the Corporation’s 2020 annual meeting of shareholders.

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